Exhibit 2.3

DESCRIPTION OF SECURITIES REGISTERED UNDER

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description of the material terms of our securities includes a summary of specified provisions of the Amended and Restated Memorandum and Articles of Association of the Company that are currently effective (the “Amended and Restated Memorandum and Articles of Association”). In this exhibit, all capitalized terms used are as defined in the Amended and Restated Memorandum and Articles of Association, unless elsewhere defined herein.

We are an exempted company with limited liability and our affairs are governed by the Amended and Restated Memorandum and Articles of Association, the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”) and the common law of the Cayman Islands.

Our authorized share capital is $9,990,000 divided into 555,000,000 shares, comprising (i) 543,875,000 Class A Ordinary Shares of $0.018 par value each, (ii) 8,000,000 Class B Ordinary Shares of $0.018 par value each, and (iii) 3,125,000 Preferred Shares of $0.018 par value each.

As of the date of this annual report on Form 20-F, there are 74,571,204 Class A ordinary Shares and 800,000 Class B ordinary Shares issued and outstanding. The Class A Ordinary Shares and the Class B Ordinary Shares are referred to hereinafter as the “Ordinary Shares.”

Description of Class A Ordinary Shares and Class B Ordinary Shares (Items 9.A.3, 9.A.5, 9.A.6, 9.A.7, 10.B.3, 10.B.4, 10.B.6, 10.B.7, 10.B.8, 10.B.9 and 10.B.10 of Form 20-F)

Ordinary Shares

As of the date of this annual report, we are authorized to issue 543,875,000 Class A Ordinary Shares and 8,000,000 Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights as described below.

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Act and our articles of association regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Preferred Shares

We are authorized to issue 3,125,000 Preferred Shares, par value $0.018 per share, and no Preferred Shares are currently issued and outstanding. The Preferred Shares have the following characteristics:

Conversion. Each Preferred Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Preferred Share by delivering a written notice to us that such holder elects to convert a specified number of Preferred Share into Class A Ordinary Shares. In no event shall Ordinary Shares be convertible into Preferred Shares. In addition, upon any sale, transfer, assignment, or disposition of any Preferred Share by a holder thereto (“Preferred Shareholder”) to any person who is not an affiliate of such Preferred Shareholder, or upon a change of control of any Preferred Share to any person who is not an affiliate of the registered shareholder of such Preferred Share, such Preferred Share shall be automatically and immediately converted into one Class A Ordinary Share.

Voting. Each Preferred Share entitles its holder to two votes on all matters subject to vote at general meetings of our Company.

Ranking. Except for the voting rights and conversion rights, the Ordinary Shares and the Preferred Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges, and restrictions.

Dividends. Holders of Preferred Shares are entitled to their pro rata share, based on the number of Preferred Shares in issue, of any dividend paid on the Preferred Shares.

Listing

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “STBX.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares and Class B Ordinary Shares is Transhare Corporation, at Bayside Center 1, 17755 North U.S. Highway 19, Suite #140, Clearwater, FL 33764.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights and restrictions attaching to any of our shares:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

The directors, when paying dividends to shareholders, may make such payment wholly or partly in cash and/or in specie. No dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, (i) on a show of hands, every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general meeting of our Company, each have one vote; and (ii) on a poll, every shareholder present in pension or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one vote for each Class A Ordinary Share, 100 votes for each Class B Ordinary Share, and two votes for each Preferred Share of which he or the person represented by proxy is the holder.

Conversion Rights

Class A Ordinary Shares are not convertible. Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder, and each one Class B Ordinary Share is convertible into 10 Class A Ordinary Shares. Preferred Shares are convertible, at the option of the holder thereof, into Class A Ordinary Shares on a one-to-one basis.

Modification of Rights of Shares

Whenever our capital is divided into different classes of shares, subject to any rights or restrictions for the time being attached to any class of shares, the rights attaching to any class of shares may only be materially adversely varied with the consent in writing of the holders of all of the issued shares of that class, or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class.

Subject to any rights or restrictions for the time being attached to any class of shares, the rights conferred on the holders of the shares of any class shall not be deemed to be materially adversely varied by, inter alia, the creation, allotment, or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by us. The rights of the holders of our shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights, including, without limitation, the creation of shares with enhanced or weighted voting rights.

Alteration of Share Capital

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

(c)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may, by special resolution, reduce our share capital and any capital redemption reserve in any manner authorized by law.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares and each shareholder shall (subject to receiving at least 14 calendar days’ notice specifying the time or times of payment), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate of eight percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on every share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that share. We also have a first and paramount lien on every share registered in the name of a person indebted or under liability to us (whether he is the sole registered holder of a share or one of two or more joint holders). The lien is for all amounts owing to us by the shareholder or the shareholder’s estate (whether or not presently payable). At any time the directors may declare a share to be wholly or in part exempt from the lien on shares provisions of our articles of association. Our lien on a share extends to any amount payable in respect of it, including but not limited to dividends.

We may sell, in such manner as the directors may determine, any share on which we have a lien. However, no sale will be made unless an amount in respect of which the lien exists is presently payable or until the expiration of 14 calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable has been given to the registered holder of the share, or the persons entitled thereto by reason of his death or bankruptcy.

Unclaimed Dividend

A dividend that remains unclaimed after a period of six calendar years from the date of declaration of such dividend may be forfeited by the board of directors and, if so forfeited, shall revert to the Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call or installment of a call in respect of partly paid shares on the day appointed for payment, the directors may serve a notice on the shareholder requiring payment of the unpaid call or installment, together with any interest which may have accrued. The notice must name a further day (not earlier than the expiration of 14 calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and must state that in the event of non-payment at or before the time appointed, the shares in respect of which the call is made will be liable to be forfeited.

If the requirements of any such notice are not complied with, the directors may, before the payment required by the notice has been made, resolve that any share in respect of which that notice has been given be forfeited.

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares forfeited, but his liability shall cease if and when we receive payment in full of the unpaid amount on the shares forfeited.

A certificate in writing made by a director that a share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the declaration as against all persons claiming to be entitled to the particular share(s).

The directors may accept the surrender for no consideration of any fully paid share.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and our articles of association, we may:

(a)	issue shares that are to be redeemed or are liable to be redeemed, at our option or at the option of the shareholder holding those redeemable shares, in the manner and upon the terms as may be determined, before the issue of those shares, by either the directors or by the shareholders by special resolution;

(b)	purchase our own shares (including any redeemable shares) on the terms and in the manner which have been approved by the directors or by the shareholders by ordinary resolution or are otherwise authorized by our articles of association; and

(c)	make a payment in respect of the redemption or purchase of our own shares in any manner permitted by the Cayman Companies Act, including out of capital.

Transfer of Shares

Provided that a transfer of Class A Ordinary Shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Ordinary Shares are nil or partly paid, or if so required by our board of directors, by or on behalf of that shareholder and the transferee and be accompanied by the share certificate (if any) of the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer.

The transferor shall be deemed to remain a shareholder until the name of the transferee is entered in our register of members in respect of the relevant Ordinary Shares.

Where the Ordinary Shares in question are not listed on or subject to the rules of the Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	any fee related to the transfer has been paid to us; and

(e)	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four.

If our directors refuse to register a transfer, they are required, within three calendar months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 10 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and our register of members may not be closed, for more than 30 calendar days in any calendar year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company limited by shares, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to (unless required by applicable law or the rules of the Nasdaq Capital Market), in each calendar year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

Our chairman or a majority of our directors may call general meetings and they must on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of our Company. A shareholders’ requisition is a requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third of all votes attaching to our issued and outstanding shares that as at the date of the deposit carry the right to vote at our general meetings. The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at our registered office and may consist of several documents in like form, each signed by one or more requisitionist. If there are no directors as at the date of the deposit of the shareholders’ requisition or if the directors do not within 21 calendar days from the date of the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 45 calendar days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened must not be held after the expiration of two calendar months after the expiration of the said 45 calendar days.

At least seven calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day, and the hour of the meeting and the general nature of the business and shall be given in the manner mentioned in our articles of association or in such other manner if any as may be prescribed by our Company. Notwithstanding the foregoing, a general meeting will, whether or not the notice specified in our articles of association has been given and whether or not the provisions of our articles of association regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (a) in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and (b) in the case of an extraordinary general meeting, by two-thirds of the shareholders having a right to attend and vote at the meeting, present in person or by proxy or, in the case of a corporation or other non-natural person, by its duly authorized representative or proxy.

No business, except for the appointment of a chairman for the meeting, may be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all shares in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, shall be a quorum for all purposes.

If, within half an hour from the time appointed for the general meeting, a quorum is not present, the meeting will be dissolved.

The chairman may, with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 14 calendar days or more, notice of the adjourned meeting shall be given in accordance with our articles of association.

At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or any shareholder holding not less than 10 percent of the votes attaching to the shares present in person or by proxy, and unless a poll is so demanded, a declaration by the chairman of the meeting that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of our Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

All questions submitted to a general meeting shall be decided by an ordinary resolution, except where a greater majority is required by our articles of association or by the Cayman Companies Act. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

Directors

Unless otherwise determined by our Company in general meeting, we are required to have a minimum of three directors and the exact number of directors will be determined from time to time by our board of directors.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The remuneration of the directors may be determined by the directors or by ordinary resolution.

A director is not required to hold any shares in our Company by way of qualification. A director who is not a shareholder of our Company is nevertheless entitled to attend and speak at general meetings.

An appointment of a director may be on terms that the director will automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our Company and the director, if any, but no such term will be implied in the absence of express provision. Each director whose term of office expires will be eligible for re-election at a meeting of the shareholders or re-appointment by the board of directors.

A director may be removed by ordinary resolution notwithstanding anything in our articles of association or in any agreement between our Company and such director (but without prejudice to any claim for damages under such agreement). A vacancy on the board of directors created by the removal of a director under the previous sentence may be filled by ordinary resolution or by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the board of directors. The notice of any meeting at which a resolution to remove a director shall be proposed or voted upon must contain a statement of the intention to remove that director and such notice must be served on that director not less than 10 calendar days before the meeting. Such director is entitled to attend the meeting and be heard.

The office of a director will be vacated if the director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to us;

(d)	without special leave of absence from the board of directors, is absent from meetings of the board of directors for three consecutive meetings and the board of directors resolves that his office be vacated; or

(e)	is removed from office pursuant to any other provision of our articles of association.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No resolution passed by the shareholders in general meeting shall invalidate any prior act of the directors that would have been valid if that resolution had not been passed.

The directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Our board of directors have established an audit committee, a compensation committee, and a nomination and corporate governance committee.

The board of directors may establish any committees, local boards, or agencies for managing any of our affairs and delegate to it any of the powers, authorities, and discretions for the time being vested in the directors (with power to sub-delegate) and may appoint any natural persons to be members of a committee, local board, or agency or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm, or person or body of persons, to be our attorney or attorneys or authorized signatory for such purposes and with such powers, authorities, and discretion (not exceeding those vested in or exercisable by the directors under our articles of association) and for such period and subject to such conditions as they may think fit. Any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney or authorized signatory as the directors may think fit, and may also authorize any such attorney or authorized signatory to delegate all or any of the powers, authorities, and discretion vested in him.

The directors may from time to time at their discretion exercise all our powers to raise or borrow money and to mortgage or charge our undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds, and other securities, whether outright or as collateral security for any of our or any third party’s debts, liabilities, or obligations.

A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our Company shall declare the nature of his interest at a meeting of the directors. A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement, or proposal in which he has an interest which is not a material interest or as described above provided that such director, if his interest (whether direct or indirect) in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board of directors at which it is practicable for him to do so, either specifically or by way of a general notice, and if such contract of arrangement is a transaction with a related party, such transaction has been approved by our audit committee.

Capitalization of Profits

Subject to the Cayman Companies Act, the directors may:

(a)	resolve to capitalize an amount standing to the credit of reserves (including a share premium account capital redemption reserve and profit and loss account), which is available for distribution;

(b)	appropriate the sum resolved to be capitalized to the shareholders in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards: (i) paying up the amounts (if any) for the time being unpaid on shares held by them respectively, or (ii) paying up in full unissued shares or debentures of a nominal amount equal to that sum, and allot the shares or debentures, credited as fully paid, to the shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve, and profits which are not available for distribution may for these purposes only be applied in paying up unissued shares to be allotted to shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where shares or debentures become distributable in fractions the directors may deal with the fractions as they think fit;

(d)	authorize a person to enter (on behalf of all the shareholders concerned) into an agreement with us providing for either: (i) the allotment to the shareholders respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalization, or (ii) the payment by us on behalf of the shareholders (by the application of their respective proportions of the reserves resolved to be capitalized) of the amounts or part of the amounts remaining unpaid on their existing shares, and any such agreement made under this authority being effective and binding on all those shareholders; and

(e)	generally do all acts and things required to give effect to the resolutions.

Liquidation Rights

If we are wound up, the shareholders may, subject to any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	divide amongst the shareholders in specie or in kind the whole or any part of our assets and, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, thinks fit, but so that no shareholder will be compelled to accept any asset upon which there is a liability.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, and, a statement of the shares held by each member, which:

○	distinguishes each share by its number (so long as the share has a number);

○	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

○	confirms the number and category of shares held by each member; and

○	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of our offerings, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Grand Court of the Cayman Islands may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands

Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.	As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. Under Cayman Islands law, the fiduciary duties owed by a director include (a) a duty to act in good faith in what the director considers are in the best interests of the company, (b) a duty to exercise their powers in the company’s interests and only for the purposes for which they were given, (c) a duty to avoid improperly fettering the exercise of the director’s future discretion, (d) a duty to avoid any conflict of interest (whether actual or potential) between the director’s duty to the company and the director’s personal interests or a duty owed to a third party, and (e) a duty not to misuse the company’s property (including any confidential information and trade secrets). The common law duties owed by a director are those to exercise appropriate skill and care. The relevant threshold is that of a reasonable diligent person having both the general knowledge, skill, and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and the general knowledge, skill, and experience that that director has. In fulfilling their duty to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time, and our shareholder resolutions. We have the right to seek damages where certain duties owed by any of our directors are breached.

Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.	Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our articles of association provide that we will indemnify every director, secretary, assistant secretary, or other officer for the time being and from time to time of our Company (but not including our auditors) and the personal representatives of the same and from: (a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, willful default, or fraud, in or about the conduct of our business or affairs or in the execution or discharge of that person’s duties, powers, authorities, or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court, whether in the Cayman Islands or elsewhere.

Interested Directors	Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Cayman Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	Director election is governed by the terms of the memorandum and articles of association.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	There are no prohibitions in relation to cumulative voting under the Cayman Companies Act but our articles of association do not provide for cumulative voting.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies in the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by: (a) at least a majority in number of the creditors or class of creditors, who must, in addition, represent at least three-fourths in value of each such creditors or class of creditors; and/or (b) shareholders or a class of shareholders representing at least three-fourths in value of the shareholders or class of shareholders; each, as the case may be, with whom the arrangement is to be made that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that: (a) the statutory provisions as to the required majority vote have been met; (b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; (c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and (d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge: (a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders; (b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and (c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Inspection of Corporate Records	Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the register of mortgages or charges) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.	The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all of our issued and outstanding shares, to requisition a general meeting of our shareholders, in which case our chairman or a majority of our directors are obliged to call such meeting. If there are no directors as at the date of the deposit of the shareholders’ requisition or if the directors do not within 21 calendar days from the date of the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 45 calendar days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened must not be held after the expiration of two calendar months after the expiration of the said 45 calendar days. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Approval of Corporate Matters by Written Consent	Delaware law permits shareholders to take actions by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.	The Cayman Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Cayman Companies Act does not have provisions governing the proceedings of shareholders meetings, which are usually provided in the memorandum and articles of association. Please see above.

Dissolution; Winding Up	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.	Under the Cayman Companies Act, a company may be wound up voluntarily (a) by virtue of a special resolution, (b) because the period, if any, fixed for the duration of the company by its articles of association has expired, or (c) because the event, if any, has occurred, on the occurrence of which its articles of association provide that the company shall be wound up. Our articles of association contain no fixed period for the duration of our Company and no provisions for the winding up of our Company on the occurrence of any particular event. Under the Cayman Companies Act, a company may also be wound up compulsorily by order of the Grand Court of the Cayman Islands, including if the company is unable to pay its debts as they fall due or the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that the company should be wound up.

Anti-money Laundering, Countering the Financing of Terrorism, and Counter Proliferation Financing—Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (as amended) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (as amended) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (as amended) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

We will not hold your personal data for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Economic Substance in the Cayman Islands

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (as amended) of the Cayman Islands together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

Description of Debt Securities, Warrants and Rights and Other Securities (Items 12.A, 12.B and 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.